Exhibit 5.1

	Arnold C. Lakind Barry D. Szaferman Jeffrey P. Blumstein Steven Blader Brian G. Paul+ Craig J. Hubert++ Michael R. Paglione* Lionel J. Frank**	Of Counsel Stephen Skillman Linda R. Feinberg Paul T. Koenig, Jr. Robert A. Gladstone Janine Danks Fox* Richard A. Catalina Jr.*† Eric M. Stein**
Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com	Jeffrey K. Epstein+ Stuart A. Tucker Scott P. Borsack*** Daniel S. Sweetser* Robert E. Lytle Janine G. Bauer*** Daniel J. Graziano Jr. Nathan M. Edelstein** Ryan A. Marrone Bruce M. Sattin***

Robert P. Panzer

Robert G. Stevens Jr.**

Michael D. Brottman**

Benjamin T. Branche*

Lindsey Moskowitz Medvin**

Mark A. Fisher

Tracey C. Hinson**

Robert L. Lakind***

Thomas J. Manzo**

Melissa A. Ruff

Jamie Yi Wang#

Bella Zaslavsky**

Blake J. Baron

Kathleen O’Brien

+Certified Matrimonial Attorney

++Certified Civil and Criminal Trial Attorney

*NJ & PA Bars

**NJ & NY Bars

***NJ, NY & PA Bars

#NY Bar

†U.S. Patent & Trademark Office

June 16, 2014

Orion Financial Group Incorporated

1739 Creekstone Circle

San Jose, CA 95133

Gentlemen:

You have requested our opinion as counsel for Orion Financial Group Incorporated, a Wyoming corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 1,600,000 shares of the Company’s common stock, par value $0.001 per share, that are to be issued to the selling shareholder (the “Selling Shareholder”) pursuant to that certain investment agreement dated July 29, 2013 (the “Offering”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement and which includes the prospectus;
(b)	the certificate of an Officer of the Company dated October 7, 2013 (the “Officer’s Certificate ”);
(c)	a Board of Directors resolution approving the filing of the S-1 Registration Statement to register the shares under the Offering;
(b)	the executed agreements by which the Selling Shareholder acquired their interests through the Offering;
(c)	the Certificate of Incorporation of the Company dated March 26, 2012; and
(d)	a Good Standing Certificate from the Secretary of State of Wyoming as of October 7, 2013.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon our review of the foregoing, it is our opinion that the common stock to be sold by the selling security-holder will be legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of New Jersey and have assumed without further inquiry that the laws of the State of Wyoming are substantially similar to and would lead to the same result as those of the State of New Jersey in respect of the opinions contained herein. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the Firm